   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2000

                                                      REGISTRATION NO. 333-90203
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                             REGISTRATION STATEMENT
                                  ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               GLOBIX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                     7373                                    13-3781263
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                               139 CENTRE STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 334-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  MARC H. BELL

                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               GLOBIX CORPORATION
                               139 CENTRE STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 334-8500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                            ARNOLD N. BRESSLER, ESQ.
                    MILBERG WEISS BERSHAD HYNES & LERACH LLP
                             ONE PENNSYLVANIA PLAZA
                         NEW YORK, NEW YORK 10119-0165
                                 (212) 594-5300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time upon the exercise of warrants after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities
Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of common stock, if any, which may become issuable by virtue of the anti-dilution provisions of the warrants.

                        CALCULATION OF REGISTRATION FEE


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
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                                                                              PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                     AMOUNT TO BE        AGGREGATE OFFERING         AMOUNT OF
            SECURITIES TO BE REGISTERED                   REGISTERED              PRICE(1)         REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.............       2,307,399             $122,868,997             $32,437
------------------------------------------------------------------------------------------------------------------------
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



(1) Estimated solely for purposes of calculating registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the closing price of $53.25 per share of common stock on February 11, 2000.



(2) $35,776 previously paid.



    Pursuant to Rule 429 of the Securities Act, as amended, this Registration Statement also relates to File No. 33-98978 insofar as it pertains to 405,492 common shares (adjusted for the 2-for-1 stock split in December 1999 and the 2-for-1 stock split in January 2000) issuable upon exercise of warrants issued in connection with the Registrant's initial public offering.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                               GLOBIX CORPORATION


                        2,307,399 SHARES OF COMMON STOCK


                            ------------------------


     These shares may be offered and sold from time to time by Globix to holders of warrants to purchase 405,492 shares of Globix common stock upon the exercise of the warrants. These warrants were issued on January 24, 1996 in connection with Globix's initial public offering of common stock. The balance of the shares may be offered and sold from time to time by Globix to holders of warrants to purchase 1,901,907 shares of Globix common stock upon the exercise of warrants which were issued on April 30, 1998 in connection with Globix's sale of 160,000 units consisting of 13% senior notes and warrants.


     The Section entitled "Selling Stockholders" sets forth information concerning holders of warrants. The selling stockholders will receive all of the net proceeds from their sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Globix will not receive any proceeds from the sale of the shares by the selling stockholders.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.


     Globix's common stock is quoted on the Nasdaq National Market under the symbol "GBIX." On February 11, 2000, the last reported sale price of the common stock was $53.25 per share.


                            ------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                            ------------------------


                The date of this Prospectus is February 16, 2000


                               TABLE OF CONTENTS


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SECTION                                                       PAGE
-------                                                       ----
Globix Corporation..........................................    1
Risk Factors................................................    3
Use of Proceeds.............................................    8
Selling Stockholders........................................    8
Plan of Distribution........................................   15
Legal Matters...............................................   16
Experts.....................................................   16
Available Information.......................................   16

                                    SUMMARY

                               GLOBIX CORPORATION

BUSINESS


     We are a leading full-service provider of sophisticated end-to-end Internet solutions to businesses. Our solutions include:


     - secure and fault tolerant Internet data centers;

     - high performance network connectivity to the Internet; and

     - hosting and support for complex Internet-based web site applications.

     These three major elements of our total Internet solution combine to provide our customers with the ability to create, operate and scale their increasingly complex Internet operations in a cost efficient manner.

     Our customers primarily use our products and services to maintain complex computer equipment in a secure, fault-tolerant environment with connectivity to a high-speed, high-capacity, direct link to the Internet and to support complex Internet applications. We currently offer our products and services from our new SuperPOP facilities in New York City, London and Santa Clara, California. Our teams of account managers, computer system and network engineers and customer support specialists are located at each SuperPOP. Our strong local market presence enables us to evaluate the needs of our customers and quickly respond with tailored solutions. We also provide our customers the ability to outsource the maintenance of their Internet presence. Our products are flexible and scaleable, allowing us to modify the size and breadth of the services we provide. We believe that our ability to offer a broad range of Internet products and services, combined with our local sales and support professionals and high performance Internet data center facilities and network, differentiates us from our competitors.

FACILITIES AND NETWORK EXPANSION

     Each of our newly opened SuperPOP facilities features:

     - a high performance Internet data center with multiple, redundant, high-capacity fiber connections, uninterruptable power supplies with back-up power generation, a dry fire suppression system, raised flooring and environmental controls;

     - a network operations center, which provides 24 hour a day, 7 day a week monitoring of our network and our customers' web sites; and

     - on-site customer support, sales and marketing, and administration of Internet software and hardware, including servers and routers.


     Our addition of new SuperPOP facilities has increased our total Internet data center capacity from 2,000 square feet to 63,000 square feet, significantly increasing the space we have available to house servers and routers for hosting web sites and co-location.


     We have established a network to significantly increase data transmission speed and capacity, improve reliability and reduce data transmission costs. This network connects our points of presence or network access points in Chicago, Washington D.C., Amsterdam, Frankfurt, Geneva, Milan, Paris and Stockholm to our SuperPOPs. We are also seeking to establish SuperPOPs and other facilities in other major business centers in the United States and abroad. We will expand our network to connect these SuperPOPs and other facilities when they are established.

MARKET OPPORTUNITY


     According to estimates by independent research firms, a significant market opportunity exists to provide Internet products and services to businesses. We believe that the needs of businesses for comprehensive Internet products and services are not being met by the larger national and global or smaller local and regional ISPs that constitute most of our competitors. We believe we are well positioned to take advantage of this opportunity.


CUSTOMERS

     We have established a diversified base of customers in a variety of Internet-intensive industries, such as media and publishing, financial services, retail, healthcare and technology. Since initiating Internet services in December 1995, our customer base has grown to approximately over 1,600 business customer accounts.

GROWTH STRATEGY


     Our objective is to become the leading provider of sophisticated Internet solutions to businesses in key global markets. To achieve this objective, we intend to:


     - continue to invest extensively in our infrastructure by establishing new SuperPOPs and points of presence, or, strategically located near our customers, and by expanding our network;

     - expand our product and service offerings;

     - sell additional products and services to existing customers;

     - enhance the Globix brand name in our target markets; and

     - make investments in, or acquire, complementary businesses.

RECENT DEVELOPMENTS


     On December 3, 1999 Globix issued $80.0 million in new Series A Convertible Preferred Stock to affiliates of Hicks, Muse, Tate & Furst Incorporated to expand our build-out of SuperPOPs in Europe and the United States. The preferred stock is convertible into common stock at $10.00 per share at any time and cannot be called for redemption for five years. Under the agreement, the preferred stock is subject to mandatory redemption in 2014 and pays an annual dividend at the rate of 7.5% payable quarterly in cash or additional preferred stock at the option of Globix. As a result of this investment, Hicks Muse beneficially owns approximately 19% of Globix's outstanding common stock on an as-converted basis.



     On December 10, 1999, Globix announced a two-for-one stock split of its outstanding shares of common stock, which was paid on December 30, 1999. On January 10, 2000, Globix announced an additional two-for-one stock split of its outstanding shares of common stock, which was paid on January 31, 2000. All common stock share references contained in this prospectus reflect both of these stock splits.



     On February 8, 2000, Globix commenced a tender offer to purchase for cash any and all of its outstanding 13% senior notes due 2005, $160 million in principal amount. The purchase price in the tender offer is 106.5% of the principal amount, plus accrued and unpaid interest. Shortly before the commencement of the tender offer, Globix received the consent of the holders of a majority of the outstanding 13% senior notes to amend the indenture to eliminate most of the restrictive covenants governing the 13% senior notes.



     On February 8, 2000, Globix raised $600 million gross proceeds through a private offering of 12 1/2% senior notes. The notes were offered within the United States only to qualified institutional buyers and, outside the United States, only to non-U.S. investors.


HISTORY

     We were originally incorporated in New York in 1989 as NAFT International Ltd. In July 1994, PFM Technologies Corporation, a newly formed affiliate of NAFT, acquired NAFT and its affiliated corporations in a tax-free exchange of common stock. We reincorporated in Delaware in 1995 under the name Bell Technology Group Ltd. We changed our name to Globix Corporation on June 1, 1998. Our principal executive offices are located at 139 Centre Street, New York, New York 10013. Our telephone number is (212) 334-8500.

                                  RISK FACTORS

AS A RESULT OF OUR LARGE OUTSTANDING DEBT OBLIGATIONS, WE HAVE SIGNIFICANT ONGOING DEBT SERVICE REQUIREMENTS WHICH MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING FLEXIBILITY.


     As of December 31, 1999, as adjusted to give effect to the sale of the $600 million of 12 1/2% senior notes, and assuming the tender of all of our outstanding 13% senior notes, our total indebtedness would have been approximately $604.3 million. This substantial leverage may have important consequences for us, including the following:


     - a significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and will not be available for other business purposes;

     - the terms and conditions of our indebtedness limit our flexibility in planning for and reacting to changes in our business;

     - our ability to obtain additional financing in the future for working capital, capital expenditures, and other purposes may be substantially impaired; and

     - our substantial leverage may make us more vulnerable to economic downturns and competitive pressures.

     Our ability to meet our debt service obligations, including with respect to the notes, and to reduce our total indebtedness depends on our future operating performance. Our future operating performance will depend on our ability to expand our business operations by building new facilities, extending our enhanced network and expanding our product and service offerings, which it is anticipated will require additional financing. In addition, our future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting our business that are beyond our control. If we are unable to expand our business as planned, we may not be able to service our outstanding indebtedness, including the notes.

AFTER MARCH 2001, WE MAY NOT HAVE SUFFICIENT CASH FLOW TO SERVICE OUR DEBT AND OPERATE OUR BUSINESS.


     Based on our current level of operations, we believe that we will have sufficient cash flow to meet our needs at least through the year ending March 31, 2001. After that time, we may not be able to generate sufficient cash flow from operations or be able to raise capital in sufficient amounts, or at all, to enable us to service our debt, including the notes, and operate our business. Our ability to raise additional capital may be limited by a number of factors, including market conditions and the terms of our outstanding indenture, governing our 12 1/2% senior notes.



WE HAVE A HISTORY OF OPERATING LOSSES WHICH WE EXPECT TO CONTINUE FOR THE NEAR FUTURE. WE CANNOT ASSURE YOU THAT WE WILL EVER BECOME PROFITABLE.



     We have experienced significant losses since we began operations. We expect to continue to incur significant losses for the foreseeable future. We have incurred net losses of approximately $43.4 million, $11.2 million and $3.1 million for the years ended September 30, 1999, 1998 and 1997, respectively. As of December 31, 1999, our accumulated deficit was approximately $80.4 million. We expect our expenses to increase as we expand our business. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability. In either of such cases, our business, financial conditions and results of operations will be materially and adversely affected.



COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE AND WE MAY NOT BE ABLE TO ATTRACT OR RETAIN THE PERSONNEL WE NEED IN EACH OF THE CRITICAL AREAS OF OUR BUSINESS.



     Our future success depends on our ability to attract and retain key personnel for management, technical, sales and marketing, and customer support positions. The failure to attract or retain qualified personnel in each of these critical areas could adversely affect the ability of our business to perform its functions.

OUR GROWTH IS PLACING A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES.


     As of December 31, 1999, we had approximately 510 full-time employees in comparison to approximately 170 full-time employees as of September 30, 1998. If we do not successfully institute adequate financial and managerial controls and reporting systems and procedures to operate from multiple facilities in geographically dispersed locations, we may not be able to grow as rapidly and extensively as we expect. If we fail to grow as we expect, we may not be able to meet the needs of our current and future customers and, consequently, our entire business may suffer.


OUR SUCCESS WILL DEPEND ON OUR ABILITY TO INTEGRATE, OPERATE AND FURTHER EXPAND AND UPGRADE OUR NEW NETWORK AND FACILITIES.

     A key element of our business strategy is the expansion of our facilities and our network, which has required, and will continue to require, a great deal of management time and the expenditure of large amounts of money. This expansion will require, among other things:

     - identification of sites for new facilities;

     - negotiation and consummation of agreements to lease the properties;

     - construction of facilities;

     - purchase and installation of equipment;

     - recruiting required staff; and

     - interconnection with our network.


     Any delay in the completion of our new network or facilities may make us less attractive to future customers and may hamper our ability to retain our current customers, which in turn could adversely affect our entire business.



WE CANNOT ASSURE YOU THAT OUR TELECOMMUNICATION PROVIDERS WILL CONTINUE TO SERVICE US OR THAT WE COULD REPLACE THEM ON COMPARABLE TERMS, OR AT ALL.


     Our existing network relies entirely on a limited number of third party data communications and telecommunications providers. These carriers are subject to price constraints, including tariff controls, that in the future may be relaxed or lifted. Price increases or the lack of service availability could have a material and adverse effect on the costs of maintaining our network and our ability to maintain or grow our business.

IF WE FAIL TO MAINTAIN ADEQUATE PEERING RELATIONSHIPS OUR OPERATING COSTS WILL INCREASE.

     The Internet includes a number of Internet service providers that operate their own networks and connect with each other at various points under arrangements known as "peering" arrangements. It is more costly and less efficient to operate a network without peering arrangements. Consequently, we must maintain peering relationships to maintain high network performance levels without having to pay excessive amounts for the transmission of data. These arrangements are not subject to regulation and the terms, conditions and costs can be changed by the provider over time. While we currently have agreements to peer with more than 200 organizations that represent over 550 peering connections, we may not be able to maintain a favorable cost structure for data transmission with our peering partners.

WE ARE JUST BEGINNING TO EXPAND INTO INTERNATIONAL MARKETS AND MAY NOT BE SUCCESSFUL IN THESE EFFORTS.


     Prior to 1999, we operated only in the New York City area. We began operations in Santa Clara, California in June, 1999 and in London in July, 1999. In addition, we recently established points of presence or network access points in Chicago, Washington D.C., Amsterdam, Frankfurt, Geneva, Milan, Paris and Stockholm. Because we have limited experience operating in markets outside the United States, we may have difficulty adapting our products and services to different market needs. We may also be unsuccessful in our efforts to market and sell these products and services to customers abroad. In addition, we may find it more difficult and expensive to hire and train employees and to manage international operations together with our United States operations. If we fail to successfully address these risks, our international expansion may be materially and adversely affected.


WE MAY NOT BE ABLE TO OBTAIN COMPUTER HARDWARE AND SOFTWARE ON THE SCALE AND AT THE TIMES WE NEED AT AN AFFORDABLE COST.

     We rely on outside vendors to supply us with computer hardware, software and networking equipment. We primarily buy these products from Cisco, Compaq and Sun Microsystems. Consequently, our expertise is concentrated in products from these manufacturers. We also rely on Cisco for network design and computer installation services. If we were unable over an extended period of time to obtain the products and services that we need on a timely basis and at affordable prices, it would have a material adverse effect on our business, financial condition and results of operations.

WE MAY MAKE INVESTMENTS OR ACQUISITIONS THAT ARE NOT SUCCESSFUL.


     We may make investments in or acquire complementary businesses, products, services or technologies, but we have very limited experience in these activities. Consequently, we are subject to the following risks:


     - we may not be able to identify suitable investment or acquisition candidates;

     - if we do identify suitable candidates, we may not be able to make investments or acquisitions on terms which prove successful;

     - acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain the operations, organization and procedures of Globix or the acquired business; and

     - we may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

BECAUSE WE ARE DEPENDENT ON COMPUTER SYSTEMS, A SYSTEMS FAILURE WOULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS.

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain most of our computer systems in our new facilities in New York City, London and Santa Clara, California. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We also lease telecommunications lines from local, regional and national carriers, whose service may be interrupted. Our business, financial condition and results of operations could be materially and adversely affected by any damage or failure that interrupts or delays our operations.


IF OUR SECURITY MEASURES ARE INADEQUATE, OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS MAY BE ADVERSELY AFFECTED.


     We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Nonetheless, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our products and services.


OUR BUSINESS DEPENDS ON THE CONTINUED GROWTH, USE AND IMPROVEMENT OF THE
INTERNET.


     Our products and services are targeted toward businesses which use the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new product and service introductions. Accordingly, you should consider the risks and difficulties frequently encountered in new and rapidly evolving markets.

     Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the market that we target. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet products and services for a number of reasons, including:

     - inadequate protection of the confidentiality of stored data and information moving across the Internet;

     - inconsistent quality of service;

     - inability to integrate business applications on the Internet;

     - the need to deal with multiple vendors, whose products are frequently incompatible; and

     - lack of availability of cost-effective, high-speed products and services.

     If Internet usage does not grow at the rates which we presently anticipate, our business, financial condition and results of operations will be materially and adversely affected.

SIGNIFICANT TECHNOLOGICAL CHANGES COULD RENDER OUR EXISTING PRODUCTS AND SERVICES OBSOLETE.

     We must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet our customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, our business, financial condition and results of operations will be materially and adversely affected.


BECAUSE WE OFFER A BROAD RANGE OF GOODS AND SERVICES, WE ENCOUNTER COMPETITION FROM NUMEROUS OTHER BUSINESSES WHICH PROVIDE ONE OR MORE SIMILAR GOODS OR SERVICES. THIS COULD ADVERSELY AFFECT OUR REVENUES AND MARKET SHARE.


     Competition for the Internet products and services that we provide is intense and we expect that competition will continue to intensify.

     Our competitors include other Internet service providers, with a significant national or global presence that focus on business customers, such as DIGEX, Digital Island, Exodus, Global Crossing's Global Center, NaviSite, PSINet and UUNet.


     Our competitors also include telecommunications companies, such as AT&T, British Telecom, Cable & Wireless, Level 3, MCI WorldCom, Qwest and Sprint.


     Many of our existing competitors, as well as a number of potential new competitors, have:

     - longer operating histories;

     - greater name recognition;

     - larger customer bases;

     - larger networks;

     - more and larger facilities; and

     - significantly greater financial, technical and marketing resources.

     New competitors, including large computer hardware, software, media and other technology and telecommunications companies, may enter our market and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our products and services. For example, telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, significantly increasing pricing pressures on us. We may not be able to offset the effects of any price reductions with an increase in the number of our customers, higher revenue from value-added services, cost reductions or otherwise. In addition, Internet access service businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition.


YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

     The Year 2000 issue did not cause any apparent disruption to our business or, to the best of our knowledge, to any of our providers or others with which we do business. However, it is possible that unforeseen problems may still appear. We cannot predict what effect, if any, these problems may present to us.


CHANGES IN GOVERNMENT REGULATIONS RELATED TO THE INTERNET COULD RESTRICT OUR ACTIVITIES, EXPOSE US TO LIABILITY OR OTHERWISE ADVERSELY AFFECT OUR BUSINESS.


     There are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. The government may also seek to regulate some segments of our activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

WE MAY BE LIABLE FOR VIOLATING THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR HAVE DIFFICULTIES ENFORCING OUR OWN INTELLECTUAL PROPERTY RIGHTS.


     Intellectual property rights, such as patents, technology, software, copyrights, trademarks and domain names, are very important to companies engaged in Internet-related businesses. We do not believe that the intellectual property important to the operation of our business -- whether owned by us or licensed to us by a third party -- infringes or violates the intellectual property rights of any other party. Nonetheless, a third party may bring a claim of infringement against us or any of our material suppliers, which could cause us to incur substantial expenses.


WE MAY BE LIABLE FOR THE MATERIAL OUR CUSTOMERS DISTRIBUTE OVER THE INTERNET.


     The law relating to the liability of online service providers, private network operators and Internet service providers for content and information carried on or disseminated through their networks is currently unsettled. While we have taken steps contractually to limit our liability, we may become subject to legal claims relating to the content of the web sites we host. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from the web sites we host. Claims could also involve matters such as defamation, invasion of privacy, copyright and trademark infringement. We may take additional measures to reduce our exposure to these risks, which could be costly or result in reduced revenues. In addition defending ourselves against claims, or pay damage awards to third parties could strain our management and financial resources.

                                USE OF PROCEEDS


     If all of the holders of warrants were to exercise all of their warrants in full for cash the net proceeds to Globix would be approximately $7.7 million. Globix intends to use any net proceeds it may receive for general corporate purposes. Pending the use of the proceeds, if any, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. All of the net proceeds from the sale of Globix shares of common stock by the selling stockholders will go to those stockholders who sell their shares. Accordingly, Globix will not receive any proceeds from the sales of the Globix shares by the selling stockholders.


                              SELLING STOCKHOLDERS


     The following table sets forth certain information, as of February 14, 2000, with respect to the number of shares of common stock owned, or to be owned upon the exercise of warrants, by the selling stockholders named below and as adjusted to give effect to the sale of shares offered. This information was provided by the respective selling stockholders named below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for sale from time to time.



     The shares being offered by the selling stockholders will be issued to the selling stockholders upon the exercise of warrants to purchase shares of common stock. The warrants held by Rickel & Associates, Inc., Michael Eaton, Eve Karlin, Elliot J. Smith and Gregg A. Smith were acquired from Globix in connection with its initial public offering in January 1996 as compensation securities. There are currently outstanding 76,200 warrants issued in connection with the initial public offering each of which entitles the holder to acquire
4.2232 shares of common stock per warrant for $2.735 per share. In addition, the holders of these warrants have the right, for a purchase price of $.165, to purchase a total of 19,766 warrants, each of which has the right to acquire
4.234 shares of common stock for $2.91 per share. If all these warrants were exercised, Globix would issue 405,492 shares of common stock receive proceeds of $1,126,927.


     Rickel & Associates is currently subject to bankruptcy court protection and is no longer conducting business as a broker-dealer. Consequently, all investment decisions and exercise of voting rights with respect to its Globix shares are subject to approval by the Official Committee of Unsecured Creditors for Rickel & Associates appointed by the United States Trustee in the Chapter XI case pending in the United States Bankruptcy Court of the Southern District of New York. The Committee exercises its powers through its attorney, Jonathan S. Pasternak, c/o Rattet & Pasternak LLP, 550 Mamaroneck Avenue, Harrison, NY 10528.


     The other warrants were acquired from Globix in connection with its sale of 13% senior notes in April 1998 as investment securities. The selling shareholders holding these warrants have the right to acquire 1,901,907 shares. Each warrant issued in connection with the sale of the 13% senior notes entitles the holder to acquire 14.08 shares of common stock for $3.51 per share. The holders of these warrants have the right to pay the exercise price without making any cash payment by using the underlying common shares having a fair market value equal to the exercise price or by tendering 13% senior notes equal to the exercise price. If all of these warrants were exercised for cash, Globix would receive $6,675,694.



     Globix believes the holders of the 1998 warrants purchased those warrants and, if they exercise their warrants, will purchase the common stock in the ordinary course of business.



     At no time did Globix have, nor does Globix currently have, any agreement or understanding, directly or indirectly, with any selling stockholder to distribute the shares underlying the warrants. To the best of Globix's knowledge, none of the selling stockholders had or currently has any agreement or understanding, directly or indirectly, with any person to distribute the shares underlying the warrants.


     None of the selling stockholders is an affiliate of Globix.

     Globix has filed with the SEC, under the Securities Act, a registration statement on Form S-3 of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. An asterisk * following the name of a selling stockholder indicates that the selling stockholder is either a registered broker-dealer or an affiliate of a registered broker-dealer.



                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
American Express
  Retirement Plan...............  IDS Tower 10                          7,040          7,040        0
                                  Minneapolis, MN 55440
American Odyssey Funds, Inc.....  c/o Credit Suisse Asset               3,520          3,520
  Control Person:                 Management                                                        0
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

Atlas Strategic Income Fund.....  Oppenheimer Funds, Inc.                 704            704        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

AXP Variable Portfolio                                                                              0
  -- Bond Fund..................  IDS Tower 10                         76,173         76,173
                                  Minneapolis, MN 55440

AXP Variable Portfolio
  -- Extra Income Fund..........  IDS Tower 10                         33,088         33,088        0
                                  Minneapolis, MN 55440

AXP Variable Portfolio
  -- Managed Fund...............  IDS Tower 10                         70,400         70,400        0
                                  Minneapolis, MN 55440

Credit Suisse Asset Management                                                                      0
  Income Fund*..................  c/o Credit Suisse Asset              14,080         14,080
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Credit Suisse Guernsey*.........  P. O. Box 568                         6,336          6,336        0
                                  St. Peter Port
                                  Guernsey
                                  Chanel Island

CPR (USA) Inc.* ................  101 Hudson Street                    94,913         94,913        0
  Control Person:                 Suite 3700
  Rick Meckler                    Jersey City, NJ 07302

CSAM-Australia U.S. High Yield
  Fund*.........................  c/o Credit Suisse Asset               2,816          2,816        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

CSAM-GPF-CSAM
  High Yield Fund*..............  c/o Credit Suisse Asset               6,336          6,336        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

CSAM Investment Trust
  U.S. High Yield SRS*..........  c/o Credit Suisse Asset               7,040          7,040        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
CSAM Strategic Global
  Income Fund, Inc.*............  c/o Credit Suisse Asset               3,520          3,520        0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022
DFG Corporation*................  c/o Green Cohn Group                 13,024         13,024        0
  Control Person:                 360 East 88th Street #2D
  Van Greenfield                  New York, NY 10128
Donaldson Lufkin & Jenrette
  Securities Corp.*.............  277 Park Avenue                      52,800         52,800        0
                                  New York, NY 10172
Dreyfus High Yield Securities...  200 Park Avenue                      42,240         42,240        0
  Control Person:                 7th Floor
  Roger King                      New York, NY 10166
Eaton, Michael*.................  1 State Street Plaza                  9,780          9,780        0
                                  New York, NY 10004
FamCo Value Income
  Partners LP*..................  121 Outrigger Mall                   46,464         46,464        0
  Control Person:                 Marina del Rey, CA 90292
  Kenneth B. Funsten
Fam Co. Offshore Ltd.*..........  121 Outrigger Mall                    8,800          8,800        0
  Control Person:                 Marina del Rey, CA 90292
  Kenneth B. Funsten
General Ret. System of the City
  of Detroit....................  c/o Credit Suisse Asset               5,632          5,632        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022
High Yield Portfolio............  IDS Tower 10                        274,912        274,912        0
                                  Minneapolis, MN 55440
IDS Life Series Fund,
  Inc. -- Income Portfolio......  IDS Tower 10                          3,520          3,520        0
                                  Minneapolis, MN 55440
IDS Life Series Fund,
  Inc. -- Managed Portfolio.....  IDS Tower 10                         10,560         10,560        0
                                  Minneapolis, MN 55440
Karlin, Eve*....................  15 W. 81st Street                    18,228         18,228        0
                                  New York, NY 10024
LibertyView LLC*................  101 Hudson Street                    19,712         19,712        0
  Control Person:                 Suite 3700
  Rick Meckler                    Jersey City, NJ 07302
LibertyView Global                101 Hudson Street
  Volatility Fund*..............  Suite 3700                            8,448          8,448        0
  Control Person:                 Jersey City, NJ 07302
  Rick Meckler

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
LibertyView Funds, L.P.*........  101 Hudson Street                   178,816        178,816        0
  Control Person:                 Suite 3700
  Rick Meckler                    Jersey City, NJ 07302

LibertyView U.S.
  Enhanced High Yield Fund*.....  101 Hudson Street                    14,080         14,080        0
  Control Person:                 Suite 3700
  Rick Meckler                    Jersey City, NJ 07302

Lincoln Capital Management......  200 South                            34,496         34,496        0
  Company                         Wacker Drive
                                  Suite 2100
                                  Chicago, Illinois 60606

Mediolanum Top Managers
  Global HY Fund................  c/o Credit Suisse Asset               3,520          3,520        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

Morgan Grenfell High
  Yield Bond Fund*..............  150 S Independence Square West       21,120         21,120        0
                                  Suite 726
                                  Philadelphia, PA 19106

Nabisco Foods...................  c/o Credit Suisse Asset               1,972          1,972        0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Northrup Grumman Corp. -- HY                                                                        0
  Portfolio.....................  c/o Credit Suisse Asset               9,856          9,856
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Northwestern University.........  c/o Credit Suisse Asset               2,816          2,816        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

Oppenheimer Strategic
  Bond Fund.....................  Oppenheimer Funds, Inc.               4,576          4,576        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

Oppenheimer Champion
  Income Fund Inc...............  Oppenheimer Funds, Inc.              58,784         58,784        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

Oppenheimer Strategic
  Income Fund...................  Oppenheimer Funds Inc.              173,747        173,747        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
Oppenheimer Bond Fund...........  Oppenheimer Funds, Inc.               2,816          2,816        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

Oppenheimer High Yield
  Bond Fund.....................  Oppenheimer Funds, Inc.             105,741        105,741        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

Oppenheimer High
  Income Fund...................  Oppenheimer Funds, Inc.              25,344         25,344        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

Oppenheimer Multi-
  Sector Income Trust...........  Oppenheimer Funds, Inc.               8,448          8,448        0
                                  Two World Trade Center
                                  34th Floor
                                  New York, NY 10048

Perkin Elmer Corp Emp
  Pen and Savings Plan..........  c/o Credit Suisse Asset               2,112          2,112        0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Pilgrim High Total
  Return 2*.....................  40 N. Central Avenue                 28,160         28,160        0
                                  Suite 1200
                                  Phoenix, AZ 85004

Pilgrim High Total
  Return*.......................  40 N. Central Avenue                 70,400         70,400        0
                                  Suite 1200
                                  Phoenix, AZ 85004

Pilgrim High
  Yield II Fund*................  40 N. Central Avenue                 19,008         19,008        0
                                  Suite 1200
                                  Phoenix, AZ 85004

Pilgrim High Yield Fund*........  40 N. Central Avenue                 77,440         77,440        0
                                  Suite 1200
                                  Phoenix, AZ 85004

Policemen and Firemen
  Retirement Sys -- Detroit.....  c/o Credit Suisse Asset               4,224          4,224        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

Prudential High Yield Fund,
  Inc.* ........................  c/o The Prudential Investment       119,680        119,680        0
                                  Corporation
                                  Two Gateway Center, 3rd Floor
                                  Newark, NJ 07102

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
Prumerica Worldwide
  Investors Portfolio:
  U.S. High Yield Fund*.........  c/o The Prudential Investment         3,520          3,520        0
                                  Corporation
                                  Two Gateway Center, 3rd Floor
                                  Newark, NJ 07102

PS Retirement System City of
  St. Louis.....................  c/o Credit Suisse Asset               2,816          2,816        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

Rickel & Associates, Inc.*......  c/o Wolman, Babbitt & King,          88,272         88,272        0
                                  LLP
                                  521 Fifth Avenue
                                  New York, New York 10175

RJR Tobacco Co -- Domestic
  High Yield....................  c/o Credit Suisse Asset               2,956          2,956        0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

SEI Global -- High Yield
  Fixed Income*.................  c/o Credit Suisse Asset               2,816          2,816        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022
SEI Institutional Managed                                              19,712         19,712        0
  Trust*........................  c/o Credit Suisse Asset
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

Smith, Elliot J.*...............  400 East 56th Street                158,296        158,296        0
                                  New York, NY 10022

Smith, Gregg A.*................  599 Lexington Avenue                130,916        130,916        0
                                  New York, NY 10022

Texaco, Inc.....................  c/o Credit Suisse Asset               4,224          4,224        0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022
The Prudential Series Fund,
  Inc.,                           c/o The Prudential Investment        17,600         17,600        0
  High Yield Bond Portfolio*....  Corporation
                                  Two Gateway Center, 3rd Floor
                                  Newark, NJ 07102

The Common Fund.................  c/o Credit Suisse Asset               4,928          4,928        0
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

Total Return Portfolio..........  IDS Tower 10                         48,013         48,013        0
                                  Minneapolis, MN 55440

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
Vail............................  c/o Credit Suisse Asset               4,928          4,928        0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Virginia Retirement System --
  CSAM Cash MGN.................  c/o Credit Suisse Asset                 600            600        0
  Control Person:                 Management
  Richard Lindquist               153 East 53rd Street
                                  New York, NY 10022
Warburg Pincus High Yield                                               8,448          8,448        0
  Fund*.........................  c/o Credit Suisse Asset
  Control Person:                 Management
  Richard Lindquist               153 E. 53 Street
                                  New York, NY 10022

ZPG Securities LLC*.............  c/o Green Cohn Group                  2,112          2,112        0
  Control Person:                 360 East 88th Street, #2D
  Van Greenfield................  New York, NY 10128
                                                                    ---------      ---------        --

                                  Totals:                           2,307,399      2,307,399        0
                                                                    =========      =========        ==

                              PLAN OF DISTRIBUTION

     The selling stockholders, including any distributees, donees or pledgees who receive shares from a selling stockholder, may offer their Globix shares of common stock at various times in one or more of the following transactions (which may involve block transactions, ordinary brokerage transactions and transactions in which brokers solicit purchases):

     - on the Nasdaq National Market where our common stock is listed;

     - in the over-the-counter market;

     - in negotiated transactions or otherwise, including an underwritten offering;

     - in connection with short sales of the shares of common stock;

     - by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws; or

     - in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.


     Some of the selling stockholders who acquired warrants in connection with the 13% senior notes are registered broker-dealers or affiliates of registered broker-dealers. Any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the following broker-dealers acquired warrants for investment in connection with the 13% senior notes in the ordinary course of their business, they are considered "underwriters":



NAME OF                                                        NUMBER OF SHARES
SELLING STOCKHOLDER                                             BEING OFFERED
-------------------                                            ----------------
CPR (USA Inc.) ............................................         94,913
Credit Suisse Asset Management Income Fund.................         14,080
Credit Suisse Guernsey.....................................          6,336
CSAM-Australia U.S. High Yield Fund........................          2,816
CSAM-GPF-CSAM High Yield Fund..............................          6,336
CSAM Investment Trust U.S. High Yield SRS..................          7,040
CSAM Strategic Global Income Fund..........................          3,520
DFG Corporation............................................         13,024
Donaldson Lufkin & Jenrette Securities Corp. ..............         52,800
FamCo Offshore Ltd.........................................          8,800
FamCo Value Income Partners LP.............................         46,464
LibertyView Funds, L.P. ...................................        178,816
LibertyView Global Volatility Fund.........................          8,448
LibertyView LLC............................................         19,712
LibertyView U.S. Enhanced High Yield Fund..................         14,080
Morgan Grenfell High Yield Bond Fund.......................         21,120

NAME OF                                                        NUMBER OF SHARES
SELLING STOCKHOLDER                                             BEING OFFERED
-------------------                                            ----------------
Pilgrim High Total Return..................................         70,400
Pilgrim High Total Return 2................................         28,160
Pilgrim High Yield Fund....................................         77,440
Pilgrim High Yield II Fund.................................         19,008
Prudential High Yield Fund, Inc............................        119,680
Prumerica Worldwide Investors Portfolio: U.S. High Yield
  Fund.....................................................          3,520
SEI Global-High Yield Fixed Income.........................          2,816
SEI Institutional Managed Trust............................         19,712
The Prudential Series Fund, Inc., High Yield Bond
  Portfolio................................................         17,600
Warburg Pincus High Yield Fund.............................          8,448
ZPG Securities.............................................          2,112


     Globix will pay all fees and expenses incurred in connection with preparing and filing this prospectus and the registration statement. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

     Globix will indemnify the selling stockholders and any person deemed to be an underwriter acting on behalf of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for Globix by Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119.

                                    EXPERTS

     The financial statements included in Globix's Form 10-K for the year ended September 30, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     Globix files reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

     - At the Public Reference Room of the Commission, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     - By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

     - From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     Some locations may charge prescribed or modest fees for copies.

     Globix has filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to Globix and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents which have been filed by Globix with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this prospectus:


     - annual report on Form 10-K for the year ended September 30, 1999;



     - current report on Form 8-K filed January 13, 2000;



     - current report on Form 8-K filed February 14, 2000;



     - quarterly report on Form 10-Q for the quarter ended December 31, 1999;
       and



     - the description of Globix's common stock and warrants contained in its Registration Statement on Form S-1, declared effective by the Commission on March 22, 1999, File No. 333-70375.


     In addition, all documents filed by Globix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Globix hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents (not including exhibits to any of such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to the Secretary, Globix Corporation, 139 Centre Street, New York, New York 10013.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are as follows:


                                                                 AMOUNT
                                                                --------
SEC Registration Fee........................................    $ 35,776
                                                                --------
Legal Fees and Expenses.....................................      30,000
                                                                --------
Accounting Fees and Expenses................................      13,000
                                                                --------
Printing....................................................      15,000
                                                                --------
Miscellaneous...............................................       6,224
                                                                --------
Total.......................................................    $100,000
                                                                --------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3.1      Certificate of Incorporation of Globix, as amended.(10)
 3.2      By-laws of Globix, as amended.(8)
 4.1      Specimen Stock Certificate.(2)
 4.2      Form of Underwriter's Warrant issued to Rickel & Associates,
          Inc.(2)
 4.3      Indenture between Globix and Marine Midland Bank, as
          Trustee, dated April 30, 1998.(5)
 4.4      Form of $160,000,000 13% Senior Note, Series A, due 2005.(5)
 4.5      Form of $160,000,000 13% Senior Notes, Series B, due
          2005.(7)
 4.6      Form of Warrant to purchase Common Stock expiring May 1,
          2005.(5)
 4.7      Specimen Series A 7.5% Convertible Preferred Stock
          Certificate.(15)
 4.8      Certificate of Designations, Preferences and Rights of
          Series A 7.5% Convertible Preferred Stock Certificate.(15)
 4.9      Indenture between Globix and HSBC Bank USA, as Trustee,
          dated as of February 8, 2000.(16)
 4.10     Form of 12.5% Senior Note due February 1, 2020.(16)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.11     Supplemental Indenture to Indenture dated April 30, 1998,
          between Globix and HSBC Bank USA, dated as of February 4,
          2000.(16)
 5        Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.(13)
10.1      Purchase Agreement between Globix and ING Baring (U.S.)
          Securities, Inc., dated April 24, 1998.(5)
10.2      Warrant Agreement between Globix and Marine Midland Bank, as
          Warrant Agent, dated as of April 30, 1998.(5)
10.3      Registration Rights Agreement between Globix and ING Baring,
          (U.S.) Securities, dated as of April 30, 1998.(5)
10.4      Warrant Registration Rights Agreement between Globix and ING
          Baring, (U.S.) Securities, dated as of April 30, 1998.(5)
10.5      Escrow and Security Agreement between Marine Midland Bank, as Escrow Agent, Marine Midland Bank, as Trustee, and
          Globix, dated as of April 30, 1998.(5)
10.6      1995 Stock Option Plan, adopted September 29, 1995.(1)
10.7      1998 Stock Option Plan, adopted April 16, 1998.(6)
10.8      Employment Agreement between Marc H. Bell and Globix, dated as of April 10, 1998.(9)
10.9      Agreement of Lease between Globix and Puck Associates, dated as of July 23, 1996.(3)
10.10     Agreement between Globix, and Cisco Systems Capital
          Corporation granting credit approval for $1,000,000 for
          leasing transactions, dated as of December 15, 1997.(4)
10.11     Lease between Mission Plaza LLC and Globix dated as of July
          24, 1998.(9)
10.12     First Amendment to Lease by and between Mission Plaza LLC
          and Globix dated October 8, 1998 and effective as of July
          24, 1998.(9)
10.13     Lease by and between Corston Holdings Limited, Globix
          Limited and Globix dated October 15, 1998.(9)
10.14     Deed of Guaranty between Bank Leumi (UK) Plc, Corston
          Holdings Limited, and Globix Limited dated October 15,
          1998.(9)
10.15     IRU Agreement between Qwest Communications Corporation and
          Globix dated as of October 5, 1998.(9)
10.16     Amendment to Marc H. Bell Employment Agreement, dated as of
          March 2, 1999.(10)
10.17     Stock Option Agreement between Globix and Marc H. Bell,
          dated as of March 26, 1999.(10)
10.18     1999 Stock Option Plan, adopted April 23, 1999.(11)
10.19     Employment Agreement between Robert B. Bell and Globix,
          dated as of July 21, 1999.(12)
10.20     Purchase Agreement between Globix Corporation and HMTF-IV
          Acquisition Corp. dated as of November 5, 1999.(14)
10.21     Registration Rights Agreement for 12.5% Senior Notes, dated as of February 8, 2000.(16)
10.22     Offer to Purchase 13% Senior Notes due 2005, dated February
          8, 2000.(16)
10.23     Purchase Agreement for 12.5% Senior Notes, dated January 28,
          2000.(16)
23.1      Consent of Milberg Weiss Bershad Hynes & Lerach LLP
          (included in Exhibit 5).
23.2      Consent of Arthur Andersen LLP.*
24.       Power of Attorney.(17)


---------------
  *  Filed herewith.

 (1) Incorporated by reference to Registration Statement on Form SB-2 (File No. 33-98978) filed November 3, 1995.

 (2) Incorporated by reference to Amendment No. 2 to the Registration Statement filed January 23, 1996, declared effective January 24, 1996.

 (3) Incorporated by reference to Globix's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.

 (4) Incorporated by reference to Globix's Annual Report on Form 10-KSB for the year ended September 30, 1997.

 (5) Incorporated by reference to Globix's Report on Form 8-K filed May 11,
     1998.

 (6) Incorporated by reference to Globix's Proxy Statement on Schedule 14A filed on March 16, 1998.

 (7) Incorporated by reference to Globix's Registration Statement on Form S-4 (File No. 333-57993) filed June 29, 1998.

 (8) Incorporated by reference to Amendment No. 1 filed August 7, 1998 to Registration Statement (File No. 333-57993) filed June 29, 1998.

 (9) Incorporated by reference to Globix's Annual Report on Form 10-KSB filed December 29, 1998.

(10) Incorporated by reference to Globix's Quarterly Report on Form 10-QSB filed May 17, 1999.

(11) Incorporated by reference to Globix's Proxy Statement on Schedule 14A filed on March 24, 1999.

(12) Incorporated by reference to Globix's Quarterly Report on Form 10-QSB filed August 16, 1999.

(13) Incorporated by reference to Registration Statement on Form S-3 (File No. 333-90203) filed November 2, 1999.

(14) Incorporated by reference to Globix's Report on Form 8-K filed November 29, 1999.

(15) Incorporated by reference to Globix's Annual Report on Form 10-K filed December 29, 1999.


(16) Incorporated by reference to Globix's Report on Form 8-K filed February 14, 1999.



(17) Incorporated by reference to Amendment No. 1 filed January 18, 2000 to registration statement (File No. 333-90203) filed November 2, 1999.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933, treat each filing of its annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14-c under the Securities Exchange Act of 1934.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          GLOBIX CORPORATION

                                          By        /s/ MARC H. BELL
                                            ------------------------------------
                                                        Marc H. Bell
                                               Chairman, President and Chief
                                                      Executive Officer


Dated: February 16, 2000



     Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment No. 2 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



Date: February 16, 2000                                      /s/ MARC H. BELL
                                               ---------------------------------------------
                                                               Marc H. Bell
                                                     Chairman of the Board, President
                                                        and Chief Executive Officer

Date: February 16, 2000                                     /s/ BRIAN L. REACH
                                               ---------------------------------------------
                                                              Brian L. Reach
                                                           Senior Vice President
                                                        and Chief Financial Officer

Date: February 16, 2000                                    /s/ SHAWN P. BROSNAN
                                               ---------------------------------------------
                                                             Shawn P. Brosnan
                                                   Vice President, Corporate Controller
                                                       and Chief Accounting Officer

Date: February 16, 2000                                     /s/ ROBERT B. BELL
                                               ---------------------------------------------
                                                              Robert B. Bell
                                                    Executive Vice President, Business
                                                         Development and Director

Date: February 16, 2000                                              *
                                               ---------------------------------------------
                                                                Martin Fox
                                                                 Director

Date:           , 2000
                                               ---------------------------------------------
                                                                Jack Furst
                                                                 Director

Date: February 16, 2000                                              *
                                               ---------------------------------------------
                                                              Michael Levitt
                                                                 Director

Date: February 16, 2000                                      /s/ SID PATERSON
                                               ---------------------------------------------
                                                               Sid Paterson
                                                                 Director

Date:           , 2000
                                               ---------------------------------------------
                                                             Anthony St. John
                                                   Vice President, Business Development
                                                               and Director

Date:           , 2000
                                               ---------------------------------------------
                                                            Tsuyoshi Shiraishi
                                                                 Director

Date: February 16, 2000                                              *
                                               ---------------------------------------------
                                                             Richard Videbeck
                                                                 Director

           * By: /s/ MARC H. BELL
 ------------------------------------------
                Marc H. Bell
              Attorney-in-Fact